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                          September 20, 2021

       Christen Romero
       General Counsel
       Xos, Inc.
       3550 Tyburn Street, Unit 100
       Los Angeles, California 90065

                                                        Re: Xos, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 14,
2021
                                                            File No. 333-259509

       Dear Mr. Romero:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing